Exhibit 99.1

News Release NYSE: MYE
Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592
Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106
FOR IMMEDIATE RELEASE
Myers Industries Announces Realignment of
Lawn and Garden Production Facilities
Facility Closures and Production Reallocation Part of Strategic Initiatives
to Reduce Costs, Optimize Manufacturing Efficiency and Customer Service
•	Closing three facilities to better align capacity and fixed cost structure to current and anticipated market needs.

•	Streamlining facilities and implementing enhanced workflow and inventory management programs to optimize productivity and customer service.

•	Strategic realignment of operations strengthens the Company’s long-term growth potential with the best brands and capabilities in the horticultural market.

•	The Company anticipates achieving approximately $20 million in annualized savings when all program initiatives are fully phased in by the third quarter of 2009.
December 17, 2008, Akron, Ohio— As part of the previously announced strategic initiatives and manufacturing optimization program for its Lawn and Garden Segment, Myers Industries, Inc. (NYSE: MYE) today announced that it is realigning certain of its manufacturing assets. This will result in the closure of three facilities and reallocation of production to other Myers facilities.
The decision to realign manufacturing follows a rigorous analysis of resources to create greater efficiencies and strengthen competitiveness of the Company’s Lawn and Garden Segment to profitably serve current and anticipated customer requirements. Additionally, these actions will help the Company to mitigate the impact of the economic downturn.
Facility closures in the Lawn and Garden Segment consist of the following:
•	In Sparks, Nevada, the Company will close a production facility that produces nursery containers and other horticultural products. This closure is expected to be completed by March 2009.

•	In Surrey, British Columbia, the Company will close a production facility that produces decorative resin planters and nursery containers. This closure is expected to be completed by July 2009.

•	In Brantford, Ontario, the Company will close one material reprocessing facility and reduce capacity and headcount at another manufacturing facility. These actions are expected to be fully completed by March 2009.
These actions are expected to result in a reduction of approximately 200 positions, in addition to the nearly 200 positions eliminated in 2008 across all Lawn and Garden Segment operations.
—MORE—

1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE

Myers Industries Realigns Lawn & Garden Production Facilities- 12/17/08	2
Production from the affected facilities will be transferred among the segment’s five remaining manufacturing locations, strategically positioned to serve the North American marketplace with the best structure, efficiency and product selection in the industry. The Company expects no disruption to customer service during the transitions.
President and Chief Executive Officer John C. Orr said, “After a thorough review, it was determined that this realignment will strengthen the competitive position of our lawn and garden brands by consolidating to strategic locations where we can fully utilize our high-speed molding capacity, reduce operating costs and achieve greater customer service efficiency.”
Strategic initiatives for improving performance in Myers Industries’ Lawn and Garden Segment include: manufacturing consolidation and capacity realignment; distribution and supply chain optimization; and forecasting, workflow and inventory management programs to drive increased productivity and customer service excellence. Specific project areas are being phased in through the third quarter of 2009.
Despite the worsening economic conditions, the Company reiterated that it anticipates achieving annualized pre-tax savings of approximately $20 million, beginning in the third quarter of 2009.
The Company continues to assess charges in connection with its Lawn and Garden Segment strategic initiatives, which are now expected to be approximately $29 to $32 million, of which approximately $23 to $26 million are expected to be non-cash. These charges will be reflected in the Company’s financial statements over the next several quarters. These estimates exceed the Company’s original estimates due to expansion in the scope of the manufacturing realignment.
Orr concluded, “The decision to close any facility is extremely difficult, and we are mindful of the impact on employees, their families and the communities in which we operate. Unfortunately, due to the weakened economy and changes in the lawn and garden market, these tough actions are necessary.
“We will continue to review all of our businesses and operations and take additional actions as required to effectively meet our customers’ needs, better position ourselves for an economic rebound and drive long-term growth and shareholder value.”
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2007 net sales of $918.8 million. Founded in 1933, Myers Industries celebrates its 75th Anniversary in 2008. Visit www.myersind.com to learn more.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
—END—